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                 August 1, 2022

       Stefanie Fleischmann
       General Counsel
       TeraWulf Inc.
       9 Federal Street
       Easton, Maryland 21601

                                                        Re: TeraWulf Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 21, 2022
                                                            File No. 333-266271

       Dear Ms. Fleischmann:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology